Exhibit 99.1

Aberdeen Asia-Pacific Income Fund, Inc.

Notice of Redemption to Holders of Auction Market Preferred Stock

Aberdeen Asia-Pacific Income Fund, Inc. (the “Company”), a closed-end investment company trading on the American Stock Exchange (AMEX: FAX), hereby calls for redemption of each of the outstanding shares of Auction Market Preferred Stock (“AMPS”) on the following dates (the “redemption dates”) pursuant to Article Sixth, Section 5, of the Articles of Amendment and Restatement of the Company:

Series	CUSIP	# of Shares	Redemption Date
A	003009206	3,000	May 13, 2008
B	003009305	3,000	April 22, 2008
C	003009404	2,000	April 29, 2008
D	003009503	4,000	May 6, 2008
E	003009602	2,000	April 22, 2008
F	003009701	2,000	April 28, 2008
G	003009800	3,000	April 23, 2008
H	003009883	2,500	April 24, 2008
I	003009875	2,500	April 25, 2008

Each share issued has a liquidation preference of $25,000 per share. A redemption price of $25,000 per share, together with accrued and unpaid dividends thereon to the Redemption Date, will be paid on the Redemption Date to holders of the AMPS who surrender their AMPS for payment at:

Deutsche Bank Trust Company Americas

Attn: Anabelle Roa

60 Wall Street, 27th Floor

New York, NY 10005

The Company anticipates there will be no accrued and unpaid dividends after the Redemption Date, because the AMPS will be redeemed on a dividend payment date and the Company currently anticipates paying the last dividend in full. Unless the Company defaults in making the redemption, dividends on the AMPS will cease to accumulate on the Redemption Date, except for certain additional dividends to which holders may be entitled if capital gains or certain other taxable amounts retroactively are allocated to the AMPS.

Sincerely,
/s/ Lucia Sitar
Lucia Sitar
Secretary